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                                                                      EXHIBIT 99

                                                                    NEWS RELEASE

Contacts:     Clete T. Brewer
              President & CEO
              (501) 973-6018
              Terry Bellora, CFO
              (501) 973-6084


                STAFFMARK, INC. ACQUIRES TOM BAIN PERSONNEL, INC.


       FAYETTEVILLE, ARKANSAS (December 24, 1996) - StaffMark, Inc. (Nasdaq/NM:
STAF), a diversified personnel staffing company, announced today that it has completed the acquisition of Tom Bain Personnel, Inc., a clerical staffing company in the Brentwood suburb of Nashville, Tennessee. Tom Bain Personnel will be accounted for as a stock purchase, and the Company expects this acquisition to have a positive impact on 1997 EPS. The unaudited revenues for Tom Bain Personnel for fiscal 1996 are expected to be approximately $3.5 million. Terms of the transaction were not announced.

       "Tom Bain Personnel is an excellent acquisition for StaffMark for several reasons," stated Clete T. Brewer, president and chief executive officer of StaffMark. "Because Tom Bain Personnel is primarily clerical and technical, it will support our efforts to increase our clerical mix of business. Clerical placements bring a higher margin which increases our overall profitability and shraeholder value. Also, Tom Bain Personnel will be a perfect fit for the expansion of our specialty medical staffing niche since its primary business is with the hospitals and other healthcare facilities in the area. Because it is geographically situated in the Nashville area, the administrative functions can be assumed by our Tennessee regional headquarters. It will be a vital addition to our central Tennessee region."

       "Tom has extensive experience not only in the staffing industry as an owner, but also in the human resources profession. He was formerly the human resources vice president with HCA (now Columbia/HCA) and Vanderbilt University. Tom will continue to work with StaffMark in a managerial role, and his expertise in human resources will be an invaluable asset to our Tennssee operations," concluded Brewer.

       StaffMark, Inc. is a provider of diversified staffing services to businesses, medical niches, professional and service organizations, and governmental agencies, primarily in growth markets in the southeastern and southwestern United States. The Company operates 95 branches located in Arkansas, Colorado, Georgia, Missouri, North Carolina, Oklahoma, South Carolina, Tennessee, and Virginia.

       This release contains forward-looking statements which involve risk and uncertainties with respect to growth opportunities and their impact on 1997 earnings. The Company's actual results could differ materially from the results anticipated in these forward-looking statements as a result of loss of existing customers, loss of key management, unexpected costs, or operational problems and those certain risk factors set forth under "Risk Factors" and elsewhere in the Company's Prospectus dated September 26, 1996, made under the the Securities and Exchange Act of 1934.



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